Exhibit 99.2

[LETTERHEAD OF GENESIS MICROCHIP INC.]

November 10, 2004

Mr. Elias Antoun

Dear Elie,

We are pleased to offer you an “at-will” employment opportunity with Genesis Microchip Inc. (“Genesis” or the “Company”) as President & Chief Executive Officer. In addition, the Company will seek to nominate you as a member of our Board of Directors promptly following the commencement of your employment. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. However, your salary and benefits would only be reduced as part of a company-wide program where all similarly situated executives are treated in the same manner. The terms of our offer of employment are outlined below. Capitalized terms used in this letter, and not otherwise defined herein, shall have the meanings ascribed to them in the enclosed Change of Control Severance Agreement (the “Agreement”). This letter replaces and supercedes our prior offers of employment to you dated October 22, 2004 and October 25, 2004 in their entirety.

During your employment with the Company, your monthly gross salary will be $29,167 payable in accordance with the Company’s normal payroll practice (currently salary is paid semi-monthly), less applicable withholding taxes. You will also receive a $600 per month taxable car allowance (paid semi-monthly and subject to applicable withholding taxes) and will be eligible for participation in any applicable Corporate Bonus Plan beginning in our next fiscal year, which will commence on April 1, 2005.

Furthermore, subject to the approval of the Board of Directors, you will be offered a stock option for 500,000 shares under our 2003 Stock Option Plan (copy attached) with an exercise price equal to the fair market value of our common stock on the date of grant. Please be aware that your stock option and other compensation information will be publicly disclosed pursuant to SEC and/or NASDAQ regulations. Your options are expected to be approved no later than the first Board of Directors meeting after your date of hire. Our new hire stock options vest over 4 years from the date of grant. There is one year “cliff vesting,” meaning that at the end of one year of employment, you would be 25% vested in your option. Thereafter, 1/36 of your unvested options would vest each month over the remaining 36 months, subject to your continued employment on the applicable vesting date. You will be informed when your stock option has been approved and the option price.

On your date of hire, you and Genesis will execute the attached Change of Control Severance Agreement and the attached Indemnification Agreement. In addition, as a condition of your employment with us, you must sign our Confidentiality Agreement, Code of Business Conduct and Ethics, Code of Ethics for Principal Executive and Senior Financial Officers, and Insider Trading Policy. We have enclosed these documents herewith and would ask that you sign and return them, along with one copy of your acceptance of our offer, to Human Resources in the Alviso office. You may not begin employment with us until we receive a signed copy of these documents and a signed acceptance of this offer of employment.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and in performing your duties for the Company, you will not in any way utilize any such information.

Your employment with Genesis is at-will. This means that neither you nor Genesis has entered into a contract regarding the duration of your employment. You are free to terminate your employment with Genesis at any time, with or without reason. Likewise, Genesis has the right to terminate your employment, or otherwise discipline, transfer, demote you or otherwise alter the terms and conditions of your employment at any time, with or without cause, and with or without notice, at the discretion of Genesis.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with the Confidentiality Agreement, any other agreements relating to proprietary rights between you and the Company and all other documents referenced in this letter, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board and you.

This offer of employment will terminate if it is not accepted, signed and returned to Ken Murray, our Vice President of Human Resources via facsimile to (408) xxx-xxxx, by 5:00 p.m. California time on Thursday, November 11, 2004, and is contingent upon you commencing employment with us no later than November 29, 2004.

If you should have any questions, please feel free to contact us. We look forward to your joining the Genesis team!

Yours truly,
GENESIS MICROCHIP INC.

/s/ Jeff Diamond

Jeff Diamond
Chairman of the Board

/s/ Elias Antoun	11/11/04
Acceptance Signature: Elias Antoun	Date

Start Date: November 29, 2004